INDEPENDENT AUDITOR'S CONSENT
                          -----------------------------





Board of Directors
CDEX, Inc.
Rockville, Maryland  20852


We hereby consent to the inclusion of our report dated December 31, 2003, on the audited financial statements of CDEX, Inc. (A Development Stage Enterprise) as of October 31, 2003 and 2002, and for the period July 6, 2001 (inception) to October 31, 2003, in the SEC Form SB-2/A to be filed by CDEX, Inc.


ARONSON & COMPANY

Rockville, Maryland
May 4, 2004